HYPERTENSION DIAGNOSTICS, INC.
CODE OF ETHICS

Conflicts of Interest Policy Overview

HDI recognizes and respects that officers and employees may take part in legitimate financial, business and other activities outside their jobs. However, those activities must be lawful and free of conflicts with their responsibilities as HDI employees.

Members of HDI's Board of Directors are must not engage in business activities that conflict with their duties and responsibilities as HDI board members.

Employees and board members must not misuse HDI resources or discredit HDI's name and reputation. The effectiveness of this policy depends on the cooperation of all employees in disclosing any situations that may be contrary to the intent of the policy and the ethical standards that it expresses.

Core Ethical Requirements

- Disclose outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict. Make your disclosures in writing to HDI's CEO. When in doubt as to whether a possible conflict of interest exists, err on the side of disclosure.
- In addition to complying with the law and HDI policies, exercise your own good judgment in all personal and business dealings outside your HDI job.
- Avoid actions or relationships which might conflict or appear to conflict with your responsibilities or the interests of HDI.
- Do not misuse HDI resources, intellectual property, time or facilities (including office equipment, e-mail, and computer applications).
- Employees must obtain approval from the CEO before accepting any position as an officer or director of an outside business concern.

What HDI Officers, Employees, and Board Members Are Urged To Watch For

- Holding a financial interest in a company where you could personally affect HDI's business with that company
- For HDI officers and employees, taking a part-time job where you may be tempted to spend time on that job during your normal HDI working hours or to use HDI equipment or materials
- Receiving gifts of greater than nominal value from suppliers, customers or competitors while you are in a position to influence HDI decisions that might affect or appear to affect the outside concern
- Receiving personal discounts or other benefits from suppliers, service providers or customers not available to the general public or similarly situated HDI employees or board members
- Directing business to a supplier that is owned or managed by a relative or close friend
- Misusing HDI resources, your position or influence to promote or assist an outside business or not-for-profit activity
- For HDI employees, preferential hiring of, direct supervision of, or making a promotion decision about a spouse, relative or close personal friend
- A romantic or other personal relationship that may create a conflict of interest with the employee's HDI responsibilities or compromise company interests

ACKNOWLEDGMENT

The undersigned agrees and acknowledges that he or she has read and is familiar with the attached Hypertension Diagnostics, Inc. Code of Ethics, and further agrees to abide by the terms thereof.

The undersigned hereby certifies that he or she is not aware of any of the following:

1. Any violations of the Corporate Code of Ethics of Hypertension Diagnostics Inc. and its subsidiaries (collectively, the "Company") by the undersigned; or

2. Any violation of the Company's Corporate Code of Ethics by Company directors, officers or employees.

Date 7/19/09

Kenneth W. Brimmer
Name

Kenneth W. Brimmer
Signature